UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDERSECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 033-82180

          InterSecurity Holdings Inc. (formerly, Imagex Services, Inc.)
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             (Exact name of registrant as specified in its charter)

                    3305 W. Spring Mountain Road Suite 60-15
                             Las Vegas, Nevada 89102
                                  801-760-1348
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.001 per share

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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  { }        Rule 12h-3(b)(1)(i)   { }

        Rule 12g-4(a)(1)(ii) { }        Rule 12h-3(b)(1)(ii)  { }

        Rule 12g-4(a)(2)(i)  { }        Rule 12h-3(b)(2)(i)   { }

        Rule 12g-4(a)(2)(ii) { }        Rule 12h-3(b)(2)(ii)  { }

                                        Rule 15d-6            {x}

Approximate number of holders of record as of the certification or notice date:
234 persons

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      Pursuant to the requirements of the Securities and Exchange Act of 1934,
InterSecurity Holdings Inc. (formerly, Imagex Services, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     Date: August 3, 2005                  By: /s/ Chaim Soloveitchik
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                                              Chaim Soloveitchik
                                              President